Exhibit 10.1
Summary of the Kaiser Aluminum Fabricated Products
2007 Short-Term Incentive Plan For Key Managers
This is a summary of the Kaiser Aluminum Fabricated Products short-term incentive program (STIP) effective January 1, 2007. The STIP performance period is annual. The 2007 program rewards participants for economic value added (“EVA”) versus our cost of capital with modifiers for safety, business unit, plan and individual performance objectives.
Purpose of the 2007 Kaiser Aluminum STIP
1.	Focus attention on value creation within Fabricated Products, our core business segment, and Corporate.

2.	Reward the achievement of aggressive performance goals.

3.	Provide incentive opportunities that are consistent with competitive market.

4.	Link incentive pay to individual performance as well as our success and ability to pay.
STIP Philosophy
Compensation should (i) reward management for value creation and the safe operation of our business, (ii) stand the test of time to provide continuity in compensation philosophy, (iii) recognize the cyclical nature of our business, and (iv) provide a retention incentive. In order to achieve success, participants must continue to seek out and find ways to create value and operate safely.
Primary Performance Measures
•	EVA will equal our pre-tax operating income (“PTOI”) less a capital charge calculated as a percentage of our net assets (“Net Assets”). Both PTOI and Net Assets will be based on our financial statements and certain adjustments described in more detail below.
o	Net Assets will equal our Total Assets less Total Liabilities reflected in the financial statements for our prior fiscal year subject to adjustments to:
▪	Remove Primary Products

▪	Remove Discontinued Operations

▪	Eliminate fresh start adjustments

▪	Eliminate VEBA assets and liabilities

▪	Exclude financing items

▪	Exclude capex in progress

▪	Add capitalized value of long-term leases

▪	Add prorated value of capital projects and acquisitions larger than 1% of prior year Net Assets

▪	Others as recommended by the CEO and approved our Compensation Committee of the Board of Directors (the “Compensation Committee”)
o	PTOI will be adjusted to:
▪	Exclude LIFO adjustments

▪	Add back depreciation associated with step-down in property, plant and equipment resulting from the implementation of fresh start accounting

▪	Amortize the following non-recurring activities over 36 months if the value exceeds one percent of Net Assets:
•	Restructuring charges

•	Gains or losses resulting from asset dispositions

•	Labor stoppage costs

•	Asset impairment charges

•	Others as recommended by the CEO and approved our Compensation Committee
•	Safety performance will be measured by Total Case Incident Rate (TCIR).
Individual Performance Criteria — Kaiser Aluminum STIP
•	Individual payouts from the 2007 STIP may be adjusted based upon performance against individual objectives and/or business unit performance.

•	The business unit modifier allows for a plus or minus 50% of target or award based on the performance of the specific business unit that applies to the individual.

•	There are up to four categories based on individual objectives or targets set in the first quarter of each year. Each category allows for an individual modifier of plus or minus 25% of target or award.
Target Incentive
•	A monetary target incentive amount for each participant is established for the STIP based on competitive market, internal compensation balance and position responsibilities.

•	Participants’ monetary incentive targets are set at the beginning of each annual STIP performance period.

•	The participant’s monetary incentive target amount represents the incentive opportunity when certain financial, safety, operational and individual performance goals are met.
How Incentive Awards Are Determined
•	At the end of the year EVA will be determined and used to calculate the Award Multiple.

•	Award Multiples calculations are audited by Grant Thornton or other auditor determined by the Compensation Committee.

•	The Award Multiple is adjusted within a range of plus or minus 10% based upon TCIR.

•	The maximum Award Multiple is 3.0 times target.

•	A pool is established based upon the Award Multiple multiplied by the sum of individual monetary incentive targets for the STIP participants.

•	Payouts are in cash.

•	The entire pool is paid to participants.
STIP Award
•	Each participant’s base award is determined as the vested monetary incentive target times Award Multiple.

•	Based on EVA and TCIR performance as well as business unit and individual performance, the monetary award can be modified in aggregate up to plus or minus 100% of incentive target or base award.
o	If the award multiple is 1.0 or greater, then the earnings and individual / safety performance modifier will be a percentage of the calculated award.

o	If the award multiple is less than 1.0, then the earnings and individual / safety performance modifier will be a percentage of incentive target.
Form and Timing of Payment
•	Annual monetary incentive awards from the STIP are paid in cash no later than March 15 following the end of the year.

•	Award is conditioned on employment on date of payment unless employment is terminated:

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o	As a result of death, disability, normal retirement or full early retirement (position elimination);

o	Involuntarily by the company without cause; or

o	Voluntarily by the employee with good reason
Other Administrative Provisions
•	The STIP will be reviewed annually.

•	Annual monetary incentive awards paid from the STIP count as additional compensation for purposes of the Company’s Defined Contribution and Restoration Plans but not for other Company benefits.

•	All applicable federal, state, local and FICA taxes will be withheld from all incentive award payments.

•	Retirement or termination: If participant dies or retires under “normal” (age 62), full early retirement (position elimination), or is involuntarily terminated due to position elimination, or becomes disabled, on a date other than December 31 of any year, a pro-rata incentive award is earned based on actual eligibility during the performance period.

•	Leave of absence participants earn a prorated award based on the number of months of active employment.

•	Incentive awards are forfeited for all voluntary terminations by the employee without good reason prior to the end of the performance period (December 31).

•	Beneficiary designation: In the event of death the deceased participant’s designated beneficiary will receive any payments due under the STIP. If there is no designated beneficiary on file with Human Resources, any amounts due will be paid to the surviving spouse or, if no surviving spouse, to the participant’s estate.

•	Non transferability: No amounts earned under the STIP may be sold, transferred, pledged or assigned, other than by will or the laws of descent and distribution until the termination of the applicable performance period. All rights to benefits under the STIP are exercisable only by the participant or, in the case of death, by the participant’s beneficiary.

•	The STIP may be modified, amended or terminated by the Compensation Committee at any time. If the plan is terminated, modified or amended, then future payments from the STIP are governed by such modifications or amendments. If terminated, then a prorated award will be determined based on number of months up to termination, and paid before March 15 following the end of the year.

•	The STIP constitutes no right to continued employment.

•	The Chairman and CEO, with oversight from the Compensation Committee, has the discretionary authority to interpret the terms of the plan and his decisions shall be final, binding and conclusive on all persons affected.

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